EXHIBIT 3


           ARTICLES OF AMENDMENT
                   TO THE
RESTATED ARTICLES OF INCORPORATION, AS AMENDED
                     OF
              FPL GROUP, INC.

           AMENDING AND RESTATING
THE STATEMENT OF RESOLUTION ESTABLISHING THE
SERIES A JUNIOR PARTICIPATING PREFERRED STOCK
                     OF
              FPL GROUP, INC.



Pursuant to the provisions of Section 607.0602 of the Florida Business Corporation Act, the undersigned corporation submits the following statement for the purpose of establishing and designating a series within the class of its Serial Preferred Stock, $.01 par value (the "Serial Preferred Stock"), and fixing and determining the relative rights and preferences thereof:

1.     The name of the corporation is FPL Group, Inc. (the "Corporation").

2. The following resolutions, establishing and designating a series of Serial Preferred Stock, and fixing and determining the relative rights and preferences thereof, were duly adopted by the Board of Directors of the Corporation on June 17, 1996, and amend and restate in its entirety the Statement of Resolution establishing the Series A Junior Participating Preferred Stock filed on July 1, 1986:

           RESOLVED, that pursuant to the authority expressly granted to and vested in the Board of Directors of this Corporation (hereinafter called the "Board of Directors" or the "Board") by the provisions of Article III of the Restated Articles of Incorporation, as amended, of the Corporation, the Board of Directors hereby establishes a series of Serial Preferred Stock designated as Series A Junior Participating Preferred Stock, consisting of 3,000,000 shares.

           FURTHER RESOLVED, that the designation,
  preferences, and relative and other rights of the Series A
  Preferred Stock and the qualifications, limitations and restrictions thereof are as follows:

1. Designation and Amount. The shares of such series shall be designated as "Series A Junior Participating Preferred Stock" (the "Series A Preferred Stock") and the number of shares constituting the Series A Preferred Stock shall be 3,000,000. Such number may be increased or decreased by resolution of the Board of Directors; provided, that no decrease shall reduce the number of shares of Series A Preferred Stock to a number less than the number of shares then outstanding plus the number of shares reserved for issuance upon the exercise of outstanding options, rights or warrants or upon the conversion of any outstanding securities issued by the corporation convertible into Series A Preferred Stock.

2.     Dividends and Distributions.

  (A) Subject to the prior and superior rights of the holders of any shares of any series of Preferred Stock or any similar stock ranking prior and superior to the Series A Preferred Stock with respect to dividends, the holders of shares of Series A Preferred Stock, in preference to the holders of Common Stock, $.01 par value (the
  "Common Stock"), of the Corporation, and of any other junior stock, shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for the purpose, quarterly dividends payable in cash on the first day of March, June, September and December in each year (each such date being referred to herein as a "Quarterly Dividend Payment Date"), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or fraction of a share of Series A Preferred Stock, in an amount per share (rounded to the nearest cent) equal to the greater of (a) $10 and (b) subject to the provision for adjustment hereinafter set forth, 100 times the aggregate per share amount of all cash dividends, and 100 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions, other than a dividend payable in shares of Common
  Stock or a subdivision of the outstanding shares of Common Stock
  (by reclassification or otherwise), declared on the Common Stock since the immediately preceding Quarterly Dividend Payment Date or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of Series A Preferred Stock. In the event the Corporation shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the amount to which holders of shares of Series A Preferred Stock were entitled immediately prior to such event under clause (b) of the preceding sentence shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

  (B) The Corporation shall declare a dividend or distribution on the Series A Preferred Stock as provided in paragraph (A) of this
  Section immediately after it declares a dividend or distribution on the Common Stock (other than a dividend payable in shares of Common
  Stock); provided that, in the event no dividend or distribution shall have been declared on the Common Stock during the period between any Quarterly Dividend Payment Date and the next subsequent Quarterly Dividend Payment Date, a dividend of $10 per share on the Series A Preferred Stock shall nevertheless be payable on such subsequent Quarterly Dividend Payment Date.

  (C) Dividends shall begin to accrue and be cumulative on outstanding shares of Series A Preferred Stock from the Quarterly Dividend Payment Date next preceding the date of issue of such shares, unless the date of issue of such shares is prior to the record date for the first Quarterly Dividend Payment Date, in which case dividends on such shares shall begin to accrue from the date of issue of such shares, or unless the date of issue is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of shares of Series A Preferred Stock entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date, in either or which events such dividends shall begin to accrue and be cumulative from such Quarterly
  Dividend Payment Date. Accrued but unpaid dividends shall not bear interest. Dividends paid on the shares of Series A Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The Board of Directors may fix a record date for the determination of holders of shares of Series A Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall be not more than 60 days prior to the date fixed for the payment thereof.

  3. Voting Rights. The holders of shares of Series A Preferred Stock shall have the following voting rights:

       (A) Subject to the provision for adjustment hereinafter set forth, the holder of a whole or fractional share of Series A Preferred Stock shall be entitled to vote on all matters submitted to a vote of the shareholders of the Corporation on the basis of 100 votes for each whole share. In the event the Corporation shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the number of votes per share to which holders of shares of Series A Preferred Stock were entitled immediately prior to such event shall be adjusted by multiplying such number by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

       (B) Except as otherwise provided herein, in the terms of any other series of Serial Preferred Stock or any similar stock, or by law, the holders of shares of Series A Preferred Stock and the holders of shares of Common Stock and any other capital stock of the Corporation having general voting rights shall vote together as one class on all matters submitted to a vote of shareholders of the Corporation.

       (C) Except as otherwise provided herein, or in the Restated Articles of Incorporation, as amended, of the Corporation, or by law, holders of Series A Preferred Stock shall have no special voting rights.

  4.   Certain Restrictions.

       (A) Whenever quarterly dividends or other dividends or distributions payable on the Series A Preferred Stock as provided in
  Section 2 are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of Series A Preferred Stock outstanding shall have been paid in full, the Corporation shall not:

           (i) declare or pay dividends, or make any other distributions, on any shares of stock ranking junior
           (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred
           Stock;

           (ii) declare or pay dividends, or make any other distributions, on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Preferred Stock, except dividends paid ratably on the Series A Preferred Stock and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;

           (iii) redeem or purchase or otherwise acquire for consideration shares of any stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Stock, provided that the Corporation may at any time redeem, purchase or otherwise acquire shares of any such junior stock in exchange for shares of any stock of the Corporation ranking junior (either as to dividends or upon dissolution, liquidation or winding up) to the Series A Preferred Stock; or

           (iv) redeem or purchase or otherwise acquire for consideration any shares of Series A Preferred
           Stock, or any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Preferred Stock, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of such shares upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

       (B) The Corporation shall not permit any subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of stock of the Corporation unless the Corporation could, under paragraph (A) of this Section 4, purchase or otherwise acquire such shares at such time and in such manner.

  5.   Reacquired Shares.  Any shares of Series A Preferred
       Stock redeemed, purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Serial Preferred Stock and may be reissued as part of a new series of Serial Preferred Stock subject to the conditions and restrictions on issuance set forth herein, in the Restated Articles of Incorporation, in any amendment to the Restated Articles of Incorporation establishing a series of Serial Preferred Stock or any similar stock or as otherwise required by law.

  6. Liquidation, Dissolution or Winding Up. Upon any liquidation, dissolution or winding up of the Corporation, no distribution shall be made (1) to the holders of shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Stock unless, prior thereto, the holders of shares of Series A Preferred Stock shall have received the greater of (i) $100 per share, plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment, and (ii) an aggregate amount per share, subject to the provision for adjustment hereinafter set forth, equal to 100 times the aggregate amount to be distributed per share to holders of shares of Common Stock, or (2) to the holders of shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Preferred Stock, except distributions made ratably on the Series A Preferred Stock and all such parity stock in proportion to the total amounts to which the holders of all such shares are entitled upon such liquidation, dissolution or winding up. In the event the Corporation shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case, the aggregate amount to which holders of shares of Series A Preferred Stock were entitled immediately prior to such event under the proviso in clause
       (1) of the preceding sentence shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common
       Stock that were outstanding immediately prior to such event.

  7. Consolidation, Merger, etc. In case the Corporation shall enter into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case each share of Series A Preferred Stock shall at the same time be similarly exchanged or changed into an amount per share, subject to the provision for adjustment hereinafter set forth, equal to 100 times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged. In the event the Corporation at any time declares or pays any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the amount set forth in the preceding sentence with respect to the exchange or change of shares of Series A Preferred Stock shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common
       Stock outstanding immediately after such event and the denominator of which is the number of shares of Common
       Stock that were outstanding prior to such event.

  8.   Redemption.

       (A) The shares of Series A Preferred Stock shall be redeemable at the option of the Corporation, as a whole or in part, at any time or from time to time after June 30, 2006, at a redemption price per share equal to the greater of (1) 100 multiplied by the Purchase Price (as such term is defined in the Rights Agreement, dated as of July 1, 1996, between the Corporation and The First National Bank of
       Boston, as Rights Agent (the "Rights Agreement")) and (2) the current per share market price (as such term is defined in the Rights Agreement) of the Series A Preferred Stock on the date of notice of redemption, plus, in either case, all accrued but unpaid dividends.

       (B) In the event that fewer than all the outstanding shares of the Series A Preferred Stock are to be redeemed, the number of shares to be redeemed and the method for selection of those shares shall be on a pro rata or by lot basis as determined by the Board of Directors.

       (C) In the event the Corporation shall redeem shares of the Series A Preferred Stock, notice of such redemption shall be given by first class mail, postage prepaid, mailed not less than 30 nor more than 60 days prior to the redemption date, to each holder of record of the shares to be redeemed, at such holder's address as the name appears on the stock register of the Corporation. Each such notice shall state: (1) the redemption date; (2) the number of shares of the Series to be redeemed and, if fewer than all the shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder; (3) the redemption price; (4) the place or places where certificates for such shares are to be surrendered for payment of the redemption price; and (5) that dividends on the shares to be redeemed will cease to accrue on such redemption date.

       (D) Notice having been mailed as aforesaid, from and after the redemption date (unless default shall be made by the Corporation in providing money for the payment of the redemption price) dividends on the shares of the Series A Preferred Stock so called for redemption shall cease, and said shares shall no longer be deemed to be outstanding, and all rights of the holders thereof as shareholders of the Corporation (except the right to receive from the Corporation the redemption price) shall cease. Upon surrender in accordance with said notice of the certificates for any shares so redeemed (properly endorsed or assigned for transfer, if the Board of Directors of the Corporation shall so require and the notice shall so state), such shares shall be redeemed by the Corporation at the aforesaid redemption price. In case fewer than all the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares without cost to the holder thereof.

       (E) Notwithstanding the foregoing provisions of this
       Section 8, if any dividends on the Series A Preferred Stock are in arrears, no shares of this Series shall be redeemed unless all outstanding shares of the Series are simultaneously redeemed, and the Corporation shall not purchase or otherwise acquire any shares of the Series; provided, however, that the foregoing shall not prevent the purchase or acquisition of shares of the Series pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of the Series and which complies with Section 4(A)(iv) hereof.

  9. Rank. The Series A Preferred Stock shall rank junior with respect to the payment of dividends and the distribution of assets to all series of any class of the Corporation's Serial Preferred Stock or any similar stock that specifically provide that they shall rank prior to the Series A Preferred Stock. Nothing herein shall preclude the Board from creating any series of Serial Preferred Stock or any similar stock ranking on a parity with or prior to the Series A Preferred Stock as to the payment of dividends or the distribution of assets.

  10. Amendment. The Restated Articles of Incorporation of the Corporation shall not be amended in any manner which would materially alter or change the powers, preferences or special rights of the Series A Preferred Stock so as to affect them adversely without the affirmative vote of the holders of at least two-thirds of the outstanding shares of Series A Preferred Stock, voting together as a single class.

  IN WITNESS WHEREOF, the Corporation has caused this Statement to be executed in its name by the undersigned, thereunto duly authorized, on June 27, 1996.


                                FPL GROUP, INC.



                                By:             DENNIS P. COYLE
                                                Dennis P. Coyle
                                          General Counsel and Secretary